Exhibit 10.3

UMB FINANCIAL CORPORATION

2016 LONG-TERM INCENTIVE COMPENSATION PROGRAM

2016 STOCK OPTION AWARD AGREEMENT

                             , 2016

Pursuant to the UMB Financial Corporation 2016 Long-Term Incentive Compensation Program (the “Program”) established under the UMB Financial Corporation Long-Term Incentive Compensation Plan (the “Plan”), UMB Financial Corporation (the “Company”) hereby grants to [INSERT NAME], as a Participant in the Program (“You” or, as a possessive, “Your”),                     Options, as indicated in the “Notification of Grant Award” from Merrill Lynch Equity Award Services (“Merrill Lynch”), with a Grant Date of                     , 2016 (the “Notification”). This Stock Award is effective only upon the electronic acknowledgement and acceptance of the Stock Award by You and is subject to all of the terms and conditions of this 2016 Stock Option Award Agreement (the “Agreement”), the Plan, and the Program (collectively, the “Stock Option Documentation”). The Plan and the Program are incorporated in their entirety here by this reference. The Stock Option Documentation may be viewed, printed, and accepted by You through the website www.benefits.ml.com and are agreed to by You. Without limiting any other provision herein, You expressly acknowledge that Section 7 of the Program and other provisions of the Stock Option Documentation authorize the Compensation Committee and the Company, under the circumstances stated therein, to “claw back” or otherwise reclaim or recover all or a portion of the Options referenced in this Agreement or their cash equivalent. Each term used but not otherwise defined in this Agreement has the meaning set forth in the Program or, if not defined there, in the Plan.

1. Options

a) Option Price. The purchase price of the shares of Company Stock subject to the Options upon exercise is $             per share (the “Option Price”), subject to payment in accordance with Section 7.5 of the Plan.

b) Term of Option. The term of the Options is a period beginning on the Grant Date and expiring on the tenth anniversary of the Grant Date (the “Term”). In the event of any partial exercise of the Options, the portion of the Options exercised will be for the shares of Company Stock subject to the Options which became exercisable at the earliest date.

c) Option Vesting/Exercise Schedule. Subject to the terms and conditions of the Stock Option Documentation, the Options will become exercisable in accordance with the following vesting schedule:

Prior to two (2) full years of Continuous Service measured from the Grant Date, 0% of the Options are exercisable and no shares of Company Stock may be purchased through the Options.

Upon two (2) full years of Continuous Service measured from the Grant Date, You may exercise 50% of the Options and purchase up to 50% of the shares subject to the Options.

Upon three (3) full years of Continuous Service measured from the Grant Date, You may exercise an additional 25% of the Options (75% of the Options cumulatively) and purchase up to 75% of the shares subject to the Options.

Upon four (4) full years of Continuous Service measured from the Grant Date, You may exercise an additional 25% of the Options (100% of the Options cumulatively) and purchase up to 100% of the shares subject to the Options.

If Your Continuous Service terminates for any reason other than Your death, Disability, or Qualified Retirement, the Options will immediately and automatically terminate and cease to be exercisable, and You shall be deemed to have waived and released any right or interest that You may then have in the Options, as of the date of termination.

In the event of a Change in Control or if Your Continuous Service terminates due to Your death, Disability, or Qualified Retirement, all or a portion of the Options will vest and become immediately exercisable within the periods of time for exercising vested Options on the terms and conditions described in Section 7 of the Plan.

2. Additional Terms

a) Purchase of Shares for Investment and Not Resale. If You are an “affiliate” of the Company under Rule 144 of the Securities Act of 1933, as amended (the “Act”), You (i) represent and warrant that the Options granted to You and all Company Stock purchased pursuant to the exercise of the Options have and will be purchased for investment and not with a view to the distribution or sale thereof; (ii) agree that any sale of such Company Stock by You will be made in compliance with Rule 144 of the Act; (iii) agree that any attempted resale that fails to comply with Rule 144 of the Act will be deemed null and void; and (iv) agree that any certificate(s) representing such Company Stock may contain an express legend identifying such Company Stock as subject to resale restriction.

b) Non-Transferability. The Options granted to You will not be transferable other than as authorized in Section 7 of the Plan. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of Your Options and the levy of any execution, attachment, or similar process upon Your Options, except in any applicable case to the extent authorized in Section 7 of the Plan, will be null and void and without effect.

c) Adjustments. In the event of any stock dividend, stock split, reorganization or recapitalization, the number of shares subject to the Options and the Option Price will be proportionately adjusted in accordance with the terms of the Plan.

d) Method of Exercising Options. Exercisable Options may be exercised by giving notice of exercise to Merrill Lynch (or any replacement stock plan administrator or vendor designated by the Company) in the manner specified from time to time by the Company or the stock plan administrator. Following payment of the Option Price, the purchased shares will be delivered to Your brokerage account at Merrill Lynch (or any other broker or account designated by the Company). If any Option will be exercised by any person or persons other than You in compliance with the Stock Option Documentation, the notice of exercise must be accompanied by evidence of the authority of such person or persons to exercise the Option and evidence satisfactory to the Company that any death or other taxes payable with respect to the purchased shares have been paid or otherwise adequately provided for.

e) No Waiver. No waiver of any breach or condition of any of the Stock Option Documentation will effect a waiver of any subsequent or other breach or condition, whether similar or dissimilar. No failure to exercise or delay in exercising any right or remedy under any of the Stock Option Documentation will effect a waiver of that right or remedy. No single or partial exercise of any right or remedy under any of the Stock Option Documentation will preclude any other or further exercise of that right or remedy or any other right or remedy. Except as otherwise expressly provided, the rights and remedies under the Stock Option Documentation are cumulative and not exclusive or exhaustive.

f) No Employment Contract. Nothing in the Stock Option Documentation or the grant of any Option will confer on You any right to continue in the employ of the Company or any Affiliate or affect in any way the right of the Company or any Affiliate to terminate Your employment at any time. Except to the extent that the terms of any written employment contract between the Company and You may expressly provide otherwise, the Company and its Affiliates will be under no obligation to continue Your employment for any period of specific duration and may terminate Your employment at any time, with or without cause, free from any liability or any claim under the Stock Option Documentation or otherwise.

g) Notices. Any notice to the Company under the Stock Option Documentation must be in writing and addressed to the Company in care of its Secretary at 1010 Grand Boulevard, Kansas City, Missouri 64106. Any notice to You under the Stock Option Documentation must be in writing and addressed to You at the address last known and on file with the Company. Notices must be delivered as follows (with notice deemed given as indicated): (i) by personal delivery, upon delivery; (ii) by nationally recognized express courier, upon delivery; (iii) by certified or registered mail, postage prepaid and return receipt requested, upon delivery; and (iv) by first-class U.S. mail, postage prepaid, three (3) calendar days following delivery to the United States Postal Service.

h) Construction. This Agreement and the Stock Award are made and granted pursuant to the Stock Option Documentation and are in all respects limited by and subject to the Stock Option Documentation.

i) General. The Company will pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. You will not have any rights of a shareholder until You have exercised the Options, paid the Option Price and such shares have been transferred to You or Your brokerage account upon the exercise of the Options.

j) Binding on Successors. This Agreement is binding on the parties hereto, their heirs, and their respective successors and permitted assigns.

3. Acknowledgements

This Agreement constitutes both the Stock Award Agreement and the Stock Option Agreement applicable to the Options granted herein. By accepting this Stock Award, You acknowledge receipt of, and understand and agree to the terms and conditions contained in, this Agreement and all other Stock Option Documentation. Such acknowledgment and agreement by You will be deemed to have been given by Your electronic acknowledgment and acceptance of the Notification as provided for therein. You further accept as binding, conclusive, and final all decisions and interpretations of the Compensation Committee upon any questions or other matters arising under the Stock Option Documentation. You further acknowledge that, as of the Grant Date, the Stock Option Documentation sets forth the entire understanding between You and the Company regarding the Stock Award and the associated Company Stock and supersede all prior oral and written agreements on that subject with the exception of (a) Options and Restricted Stock previously granted to You under the Plan, (b) the UMB Financial Corporation 2002 Incentive Stock Option Plan, and (c) the following agreements only:

Other Agreements: None

UMB FINANCIAL CORPORATION

BY:	/s/ J. Mariner Kemper
J. Mariner Kemper, Chairman & CEO

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